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                            [NATIONWIDE LETTERHEAD]

MEDIA CONTACTS:
---------------
Kevin O'Brien
Director, Investor Relations
614-677-5331

Bryan Haviland
Director, Public Relations
614-677-7767




MAY 30, 2000                                              FOR IMMEDIATE RELEASE

            FORMER BANK ONE, FIRST CHICAGO EXECUTIVE JERRY JURGENSEN
                        BECOMES NATIONWIDE FINANCIAL CEO

COLUMBUS, OH-- Nationwide announced today that its boards of directors have elected W. G. "Jerry" Jurgensen to succeed Dimon R. McFerson as chief executive officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. (NYSE: NFS), the company's publicly-held retirement savings and income subsidiary.

McFerson, 63, announced his retirement from Nationwide, effective at year's end, on May 16. McFerson will remain as CEO during a brief transition period and will retain the title of chairman until year-end. "Jerry and I will work together to ensure a very smooth transition," McFerson said.

Jurgensen, 48, brings a broad range of financial services experience to Nationwide. He is a former executive vice president of corporate banking at Bank One Corporation, the company's best performing unit. Bank One became the nation's fifth largest bank holding company following its 1998 merger with First Chicago NBD Corporation.

"Jerry brings tremendous management skills, strategic thinking and wide-ranging experience which will provide the leadership for Nationwide to continue on its course toward strong future growth," said Arden Shisler, chairman of the Nationwide Mutual board of directors. "Our board believes Jerry is the right person at this important juncture to lead Nationwide in achieving even greater success."

Jurgensen spent eight years as executive vice president with First Chicago, where he served as chief financial officer, led a variety of business units, and was chairman of FCC National Bank, the company's credit card subsidiary. Prior to First Chicago, Jurgensen spent 17 years at Norwest Corporation, where he served in a variety of positions including executive vice president for corporate banking.

"Nationwide Financial's business fundamentals are very strong and our financial performance has been excellent," said Jurgensen. "I look forward to working with Joe Gasper and his outstanding senior management team."


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JURGENSEN ELECTED CEO OF NATIONWIDE FINANCIAL - 2


"Jerry brings a unique and complementary perspective to the Nationwide Financial management team," said Joseph J. Gasper, Nationwide Financial president and chief operating officer. "I look forward to working closely with him. His insights and experience will be instrumental as we work together to move the NF organization forward."

Nationwide Financial Services, Inc., based in Columbus, is a leading provider of annuities, life insurance, retirement plans, mutual funds, and other financial services to individuals and institutional clients. Its principal holding, Nationwide Life Insurance Company, is among the country's 10 largest life insurers(1). Nationwide Financial, with assets of more than $93 billion, is the retirement savings and income operation of Nationwide, a leading provider of diversified insurance and financial services. Nationwide had 1999 assets of more than $115 billion and is ranked #128 on the Fortune 500.


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(1) A.M. Best, based on year-end 1999 assets
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